EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated February 24, 2006 with respect to the consolidated balance sheets of Building Materials Holding Corporation as of December 31, 2005 and 2004, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2005, and the related financial statement schedule, and our report dated February 24, 2006 with respect to management's assessment of the effectiveness of the Company's internal control over financial reporting as of December 31, 2005 and the effectiveness of the Company's internal control over financial reporting as of December 31, 2005, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ KPMG LLP

San Francisco, California
August 14, 2006